Exhibit 10.1

SETTLEMENT, RELEASE AND AMENDMENT AGREEMENT

This SETTLEMENT, RELEASE AND AMENDMENT AGREEMENT (this “Agreement”), dated as of May 18, 2026 (the “Effective Date”), is entered into by and between Navitas Semiconductor Corporation, a Delaware corporation (“Navitas”), and Live Oak Sponsor Partners II, LLC, a Delaware limited liability company (“Live Oak Sponsor”). Navitas and Live Oak Sponsor may hereinafter be collectively referred to for convenience as the “Parties” or each individually as a “Party.”

RECITALS

WHEREAS, in connection with the consummation of the transactions contemplated by that certain Business Combination Agreement and Plan of Reorganization, dated as of May 6, 2021, entered into by and among Navitas (formerly known as Live Oak Acquisition Corp. II), Live Oak Merger Sub Inc., a Delaware corporation, and Navitas Semiconductor Limited, a private company limited by shares organized under the laws of Ireland and domesticated in the State of Delaware as Navitas Semiconductor Ireland, LLC, a Delaware limited liability company, the Parties entered into that certain Sponsor Letter Agreement Re: Business Combination, dated May 6, 2021 (as amended to-date, the “Live Oak Letter Agreement”), pursuant to which, among other things, the Parties entered into certain agreements with respect to the vesting, forfeiture and Transfer of Sponsor Earnout Shares issued by Navitas to Live Oak Sponsor pursuant to the terms thereof (capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Live Oak Letter Agreement);

WHEREAS, on April 27, 2026, certain representatives of Live Oak Sponsor and/or its affiliates communicated to representatives of Navitas its belief that Triggering Event I had occurred as of April 23, 2026 such that, pursuant to the terms of the Live Oak Letter Agreement, one-third (1/3) of the Sponsor Earnout Shares (the “Tranche I Earnout Shares”) shall have vested and shall no longer be subject to forfeiture or restrictions on Transfer as of such date, which such claim (together with any claim that Navitas has breached its obligations pursuant to the Live Oak Letter Agreement in connection therewith) Navitas expressly denied (such dispute, the “Tranche I Earnout Shares Dispute”);

WHEREAS, the Tranche I Earnout Shares Dispute was resolved by the Parties prior to the execution and delivery of this Agreement and both Parties agree that the Tranche 1 Earnout Shares have vested and shall no longer be subject to forfeiture or restrictions on Transfer;

WHEREAS, subsequent to the occurrence of the Tranche II Earnout Shares Dispute, additional disputes arose between Navitas and Live Oak Sponsor relating to (i) whether Triggering Event II and/or Triggering Event III shall have occurred on certain dates alleged by Live Oak Sponsor such that, pursuant to the terms of the Live Oak Letter Agreement, additional one-third (1/3) amounts of the Sponsor Earnout Shares (the “Tranche II Earnout Shares” and the “Tranche III Earnout Shares”, respectively) shall have vested and shall no longer be subject to forfeiture or restrictions on Transfer as of the dates of such Triggering Event II and/or Triggering Event III, and/or (ii) claims that Navitas has breached its obligations pursuant to the Live Oak Letter Agreement in connection therewith (such disputes, together with the Tranche I Earnout Shares Dispute, collectively, the “Disputes”);

WHEREAS, in order to avoid the time, expense and uncertainty of further dispute resolution among the Parties, and without any admission of liability or wrongdoing, with respect to the Tranche II Earnout Shares Dispute and the Tranche III Earnout Shares Dispute, the Parties desire to compromise, fully and finally settle and release all claims, disputes and controversies between them arising out of or relating to the Disputes, all on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above Recitals, and the mutual covenants, agreements, warranties, representations, promises and undertakings set forth below, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree to be legally bound as follows:

1.            Incorporation of Recitals. The foregoing Recitals are an integral part of this Agreement and are incorporated by reference herein.

2.            Effective Date. This Agreement shall become effective and binding upon the Parties as of the Effective Date.

3.            Acknowledgments Regarding Resolution of Tranche I Earnout Shares Dispute. The Parties acknowledge and agree that (i) the Tranche I Earnout Shares Dispute was resolved by the Parties prior to the execution and delivery of this Agreement and both Parties agree that the Tranche 1 Earnout Shares have vested and shall no longer be subject to forfeiture or restrictions on Transfer and (ii) prior to the Effective Date, 421,000 shares of the Class A common stock of Navitas (the “Common Stock”), constituting all of the Tranche I Earnout Shares, were released from their respective vesting, forfeiture and Transfer restrictions pursuant to the terms of the Live Oak Letter Agreement such that, as of the date of release, such Tranche I Earnout Shares were no longer subject to vesting or forfeiture, or prohibitions on Transfer, by Live Oak Sponsor. Live Oak Sponsor acknowledges receipt of such Tranche I Earnout Shares.

4.            Settlement Agreements Regarding Resolution of Tranche II Earnout Shares Dispute and Tranche III Earnout Shares Dispute. Notwithstanding anything otherwise set forth in the Live Oak Letter Agreement to the contrary, in consideration of the releases and covenants provided by the Parties herein, the Parties acknowledge and agree as follows:

(a)            within one (1) Business Day of the Effective Date, Navitas shall deliver to the transfer agent instructions to release to Live Oak Sponsor 421,000 shares of Common Stock, constituting all of the Tranche II Earnout Shares, and such Tranche II Earnout Shares shall be released from their respective vesting, forfeiture and Transfer restrictions pursuant to the terms of the Live Oak Letter Agreement such that they are no longer subject to vesting or forfeiture, or prohibitions on Transfer, by Live Oak Sponsor;

(b)            within one (1) Business Day of the Effective Date, Navitas shall deliver to the transfer agent instructions to release to Live Oak Sponsor 305,225 shares of Common Stock, constituting seventy-two and one-half percent (72.5%) of the Tranche III Earnout Shares, and such Tranche III Earnout Shares shall be released from their respective vesting, forfeiture and Transfer restrictions pursuant to the terms of the Live Oak Letter Agreement such that they are no longer subject to vesting or forfeiture, or prohibitions on Transfer, by Live Oak Sponsor; and

(c)            on and effective as of the Effective Date, 115,775 shares of Common Stock, constituting twenty-seven and one-half percent (27.5%) of the Tranche III Earnout Shares, shall be forfeited by Live Oak Sponsor and cancelled.

In connection with effectuating the foregoing, each of Live Oak Sponsor and Navitas covenants and agrees to cooperate with the other Party and the transfer agent in taking such actions, and executing and delivering such documents, that may be reasonably requested by such Party and/or the applicable transfer agent.

To the extent the foregoing agreements of this Section 4 are inconsistent with the terms of the Live Oak Letter Agreement, the applicable terms of the Live Oak Letter Agreement shall be deemed amended and modified by the provisions of this Section 4, and this Agreement shall be deemed an amendment to the Live Oak Letter Agreement for such purposes. In connection therewith, Live Oak Sponsor, on behalf of itself and all of its affiliates and all of Live Oak Sponsor’s and such affiliates’ respective officers, directors, managers, members and investors, waives all of its rights and remedies under and pursuant to the terms of the Live Oak Letter Agreement (as unmodified by this Agreement) as relates to the provisions for the vesting, forfeiture and Transfer of the Tranche I Earnout Shares, the Tranche II Earnout Shares and the Tranche III Earnout Shares.

Live Oak Sponsor acknowledges and agrees that Navitas makes no representations regarding the tax consequences of the foregoing. Live Oak Sponsor acknowledges and agrees that it shall be solely responsible for all federal, state and local tax consequences as a result of the foregoing. Live Oak Sponsor shall indemnify, defend and hold harmless Navitas and the Releasees (as defined below) from and against any and all claims, liabilities or obligations related to the tax treatment of the foregoing.

5.            General Releases.

(a)            Live Oak Sponsor, on behalf of itself and its predecessors, successors, parents, subsidiaries, affiliates, assigns and transferees and all of Live Oak Sponsor’s and such predecessors’, successors’, parents’, subsidiaries’, affiliates’, assigns’ and transferees’ respective officers, directors, managers, members and investors and any other persons claiming through or on behalf of any of them (collectively, the “Live Oak Releasors”), hereby fully, irrevocably and unconditionally forever release, acquit and discharge Navitas and its predecessors, successors, parents, subsidiaries, affiliates, assigns and transferees, together with all of Navitas’ and such predecessors’, successors’, parents’, subsidiaries’, affiliates’, assigns’ and transferees’ respective officers, directors, managers, equityholders, principals, partners, employees, agents, representatives and attorneys (collectively, but excluding the Live Oak Releasors, the “Navitas Releasees”), from and against any and al l claims, causes of action, suits, lawsuits, complaints, liens, obligations, controversies, contracts, promises, charges, penalties, losses, debts, demands, rights, liabilities, damages, lawsuits, losses, fees (including attorneys’ fees), and costs or expenses of any kind whatsoever (collectively, “Claims”), whether in law or in equity, including any monetary, injunctive or declaratory relief relating thereto, or for reimbursement of attorneys’ fees, costs, and expenses, whether known or unknown, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, real or imaginary, actual or potential, from the beginning of time through the Effective Date, including, without limitation, any and all Claims which were or could have been asserted by a Live Oak Releasor against a Navitas Releasee arising from or related to the Disputes (collectively, the “Live Oak Released Claims”). Live Oak Sponsor, on its own behalf and on behalf of each of the other Live Oak Releasors, hereby acknowledges and agrees that, except for the express obligations of Navitas pursuant to this Agreement, the Navitas Releasees have no other liabilities or obligations of any kind or nature owed to Live Oak Sponsor or any of the other Live Oak Releasors in connection with or relating to the termination of vesting, forfeiture and Transfer restrictions on the Tranche I Earnout Shares, the Tranche II Earnout Shares and the Tranche III Earnout Shares. This release is intended to be as broad and comprehensive as legally permissible. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to release or waive (i) any rights of Live Oak Sponsor under or pursuant to this Agreement, (ii) any Claims that may arise after the Effective Date or (iii) any rights that cannot be waived as a matter of law. Live Oak Sponsor intends that this release shall be complete and shall not be subject to any claims of fraud, duress, accident, mutual mistake or mistake of fact.

(b)            Navitas, on behalf of itself and its predecessors, successors, parents, subsidiaries, affiliates, assigns and transferees and all of Navitas’ and such predecessors’, successors’, parents’, subsidiaries’, affiliates’, assigns’ and transferees’ respective officers, directors, managers, members and investors and any other persons claiming through or on behalf of any of them (collectively, the “Navitas Releasors,” and together with the Live Oak Releasors, the “Releasors” and each, a “Releasor” as applicable), hereby fully, irrevocably and unconditionally forever release, acquit and discharge Live Oak Sponsor and its predecessors, successors, parents, subsidiaries, affiliates, assigns and transferees, together with all of Live Oak Sponsor’s and such predecessors’, successors’, parents’, subsidiaries’, affiliates’, assigns’ and transferees’ respective officers, directors, managers, equityholders, principals, partners, employees, agents, representatives and attorneys (collectively, the “Live Oak Sponsor Releasees,” and together with the Navitas Releasees, the “Releasees” and each, a “Releasee” as applicable), from and against any and all Claims, whether in law or in equity, including any monetary, injunctive or declaratory relief relating thereto, or for reimbursement of attorneys’ fees, costs, and expenses, whether known or unknown, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, real or imaginary, actual or potential, from the beginning of time through the Effective Date, including, without limitation, any and all Claims which were or could have been asserted by a Navitas Releasor against a Live Oak Releasee arising from or related to the Disputes (together with the Live Oak Released Claims, collectively, the “Released Claims”). Navitas, on its own behalf and on behalf of each of the other Navitas Releasors, hereby acknowledges and agrees that, except for the express obligations of Live Oak Sponsor pursuant to this Agreement, the Live Oak Sponsor Releasees have no other liabilities or obligations of any kind or nature owed to Navitas or any of the other Navitas Releasors in connection with or relating to the termination of vesting, forfeiture and Transfer restrictions on the Tranche I Earnout Shares, the Tranche II Earnout Shares and the Tranche III Earnout Shares. This release is intended to be as broad and comprehensive as legally permissible. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to release or waive (i) any rights of Navitas under or pursuant to this Agreement, (ii) any Claims that may arise after the Effective Date or (iii) any rights that cannot be waived as a matter of law. Navitas intends that this release shall be complete and shall not be subject to any claims of fraud, duress, accident, mutual mistake or mistake of fact.

6.            Release of Unknown or Unsuspected Claims (Waiver of California Civil Code Section 1542). For the purpose of implementing a full and complete release and discharge, each of Live Oak Sponsor and Navitas, on its own behalf and on behalf of each of its other Releasors, expressly acknowledge that the releases provided by it in this Agreement are intended to include in their effect, without limitation, any and all Claims, including those Claims which they do not know or suspect to exist in their favor at the time of execution hereof, which if known or suspected, could materially affect their decision to execute this Agreement. This Agreement contemplates the extinguishment of any such Claims, and Live Oak Sponsor and Navitas hereby expressly and knowingly waive and relinquish any and all rights that they have or might have relating to the Released Claims under California Civil Code § 1542 (and under other statutes or common law principles of similar effect) which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Live Oak Sponsor and Navitas have had the opportunity to be advised by legal counsel of their choice and are aware of the provisions of California Civil Code Section 1542 and expressly waive and relinquish all rights and benefits which they had or may have had under that section, to the extent applicable, and any other statute or common law principle of similar effect with respect to the Released Claims. Live Oak Sponsor and Navitas acknowledge that they are aware that they may later discover facts in addition to or different from those which they now believe to be true with respect to the subject matter of this Agreement, but that they hereby intends to fully, finally and forever settle and release all matters, known or unknown, suspected or unsuspected, which now exist, may exist, or previously existed between, on the one hand, a Releasor, and on the other hand, a Releasee, with respect to the matters released in this Agreement. In furtherance of such intention, the releases given in this Agreement shall be, and shall remain, in effect as a full and complete release of the matters set forth therein, notwithstanding the discovery or existence of any such additional or different facts.

7.            No Commencement of Litigation. Each Party covenants and agrees to and in favor of the other Party that it will not, at any time hereafter, directly or indirectly, commence, suggest, urge or initiate (or cause another to commence, suggest, urge or initiate), or participate in or cooperate with respect to, any legal, legislative or regulatory proceeding against or involving any Releasee insofar as any of the foregoing relate to the matters covered by the release set forth in Section 5 and Section 6, unless and until requested to do so by such applicable Releasee or compelled to do so under penalty of law by the lawfully issued process of a duly constituted legal, judicial, legislative or regulatory authority acting other than at the direct or indirect initiation, suggestion or instigation of the party so covenanting.

8.            No Prior Assignment of Rights. Each Party represents and warrants that (i) it owns its own Released Claims, (ii) no other person or entity (other than such Party) has any interest in its own Released Claims, (iii) it has not sold, assigned, granted, conveyed, transferred or purported to sell, assign, grant, convey or transfer any of its own Released Claims, or any other claim or demand against any person or entity released hereby, and (iv) it has the sole right to settle and release its own Released Claims. Each Party further represents and warrants that all Released Claims held by it against the Releasees of the other Party are released hereby. Each Party covenants and agrees that it shall indemnify, defend and hold the other Party’s Releasees harmless from and against any and all losses and expenses (including, without limitation, attorneys’ fees and costs) arising out of or relating to, directly or indirectly, any breach by such Party of its representations and warranties in this Section 8.

9.            Indemnification Obligations of Live Oak Sponsor. Live Oak Sponsor covenants and agrees that it shall indemnify, defend and hold the Navitas Releasees harmless from and against any and all Claims brought, initiated or commenced by any of the direct or indirect equityholders of Live Oak Sponsor against any of the Navitas Releasees arising out of, relating to or resulting from any of the matters released by the Live Oak Releasors pursuant to Section 5(a) and Section 6.

10.          Representations and Warranties. The Parties each represent, warrant and acknowledge as follows:

(c)            Each Party represents and warrants that it is not currently aware of any Claims against the other Party or any of such other Party’s Releasees other than the Claims resolved herein. Additionally, each Party represents and warrants that it does not have and not filed any complaint or commenced any legal action or proceeding against the other Party or any of the other Party’s Releasees with any agency or court.

(d)            Each Party represents and warrants that it (i) is unaware of any other person or entity with any perceived Claims against the other Party or any of such other Party’s Releasees, (ii) is unaware of, and has not been informed of, any other person or entity, or attorney, that intends to bring a Claim against the other Party or any of the other Party’s Releasees (including, without limitation, any Claims based on the subject matter of the Disputes), (iii) has not encouraged or assisted, and will not in the future encourage or assist, any other person or entity to consider or initiate Claims against the other Party or any Releasee of the other Party that pertains in any manner whatsoever to the Released Claims.

(e)            Each Party represents and warrants that it has carefully read and fully understands all of the provisions of this Agreement.

(f)             Each Party represents and warrants that it is entering into this Agreement voluntarily, without duress or coercion.

(g)            The Parties expressly acknowledge and agree that the representations and warranties set forth in this Section 10 are material inducements to the other Party to enter into this Agreement.

11.          Binding on Successors. This Agreement shall be binding on and inure to the benefit of the Parties and each of their respective successors and permitted assigns.

12.          Opportunity to Be Represented by Counsel. Each Party acknowledges that it has been represented by counsel of its own choice throughout all negotiations that preceded the execution of this Agreement or has been advised of its right to seek the advice of independent counsel prior to executing this Agreement and has had the opportunity to do so.

13.           Confidentiality and Non-Disparagement.

(a)            The Parties and their respective legal counsel, if any, agree that they will not, without the prior written consent Navitas (with respect to action desired to be taken by Live Oak Sponsor) or Live Oak Sponsor (with respect to action desired to be taken by Navitas), communicate, publish, display, discuss, disclose, reveal or characterize (directly or indirectly by innuendo or other means), in any way to anyone under any circumstances, (i) the substance of negotiations leading up to this Agreement, and (ii) the circumstances concerning the Dispute, except (w) as may be required by order of court or demand of any other quasi-judicial, regulatory, or investigative organization with the legal right and power to demand such information, provided that the Party in receipt of such order or demand shall promptly notify the other Party(ies), which may elect to oppose or move to quash disclosure, (x) to such Party’s directors, managers, officers, employees, limited partners, representatives, agents and advisors (including accountants and attorneys), in each case where such disclosure may be required for legitimate legal, business, or tax purposes, and where the recipient of such information agrees to receive and maintain the information in strict confidence in accordance with the terms of this Agreement, (y) to any appropriate regulatory or tax authorities with jurisdiction over such Party, and (z) as otherwise may be required by applicable law, rule or regulation (including, without limitation, any rules or regulations of a stock exchange on which the securities of such Party are traded).

(b)            Each Party agrees that it shall not, and that it shall cause its affiliates not to, make any oral or written statements, or cause or encourage others to make any statements, that disparage or impugn the other Party and/or such other Party’s affiliates with respect to the facts and allegations directly relating to the Dispute. This section shall not restrict truthful testimony in judicial, arbitral or regulatory proceedings or disclosures required by applicable law.

14.          Entire Agreement. This Agreement constitutes the entire agreement between the Parties regarding the subject matter herein and supersedes and replaces all prior and contemporaneous oral and written agreements, negotiations and discussions, regarding such subject matter. Each Party acknowledges that it has not, nor has any agent or attorney of such Party, made any promise, representation or warranty whatsoever, express or implied, not contained herein, concerning or relating to the Disputes to induce any other Party to execute this Agreement, and each Party acknowledges that it has not executed this Agreement in reliance on any such promise, representation or warranty not contained herein.

15.          Authority. Each Party represents and warrants that (a) it has the full legal right, power and authority to enter into this Agreement, (b) it has, and covenants that it shall continue to have, the full legal right, power and authority to perform its obligations hereunder, and (c) neither its execution of this Agreement nor the performance of its obligations hereunder requires any consent, vote, or approval which has not been given or taken.

16.          Investigation. Each Party has made such investigation of the facts pertaining to this Agreement as it deems necessary. The Parties understand that if any fact with respect to any matter covered by this Agreement is found hereafter to be other than, or different from, the facts now believed by the Parties to be true, each Party expressly accepts and assumes the risk of such possible difference in facts and agrees that this Agreement shall become and remain effective notwithstanding such different facts.

17.           Costs and Fees. Except as otherwise provided herein, each Party shall bear its own attorneys’ fees and costs with respect to the matters contemplated by this Agreement.

18.          Quantity and Gender. Whenever in this Agreement the context may so require, the masculine, feminine and neutral gender shall be each deemed to include the other, and the singular and plural each to refer to the other.

19.          Headings. The headings in this Agreement are used for the purpose of convenience only and are not meant to have legal effect.

20.          Governing Law and Enforcement. The Parties agree that this Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to conflict of laws principles. The Parties agree that any action relating to or arising out of this Agreement shall be brought in the state or federal courts of the State of Delaware and further consent to (and waive all defenses of lack of personal jurisdiction and forum non conveniens with respect to) jurisdiction and venue in the state and federal courts of the State of Delaware.

21.          Interpretation. This Agreement shall not be construed for or against any Party as a result of who drafted it. Each Party has participated in the drafting and preparation of this Agreement. This Agreement has been prepared as a result of arms-length negotiations between the Parties, which are represented by legal counsel or had the opportunity to retain such legal counsel, and shall not be construed strictly against any Party.

22.          No Admission of Liability. This Agreement constitutes settlement of each Party’s allegations against the other Party and the other Party’s Releasees. It does not and shall not constitute an admission of liability by any of the Parties and any liability is expressly denied by the Parties. This Agreement shall not be used by any Party or any other person or entity in any litigation or proceeding for that purpose. Nothing in this Agreement shall be construed as, or deemed to be, an acknowledgment or admission by Navitas that it has breached any of its obligations pursuant to the Live Oak Letter Agreement. No inference, implication, or suggestion to the contrary may be drawn from this Agreement or the settlement reflected herein.

23.          Good Faith Execution. The Parties agree to execute all such further and additional documents and instruments as shall be necessary or expedient to carry out the provisions of this Agreement and shall promptly and in good faith undertake all reasonable acts to effectuate the provisions of this Agreement.

24.          Counterparts. This Agreement may be signed in counterparts by the Parties and when each of the Parties has executed an identical copy of this Agreement, this Agreement shall become a binding and enforceable instrument with the same force and effect as if the Parties had executed the same copy of this instrument. Additionally, a facsimile, scanned signature, or other signature transmitted by electronic means, including scanned ..pdf or DocuSign, shall have the full force and same legal effect of an original signature.

25.          Severability. If any provision of this Agreement is held invalid, void or unenforceable, the balance of the terms and provisions contained herein shall, nevertheless, remain in full force and effect and shall not be affected, impaired or invalidated provided such remaining terms and provisions can be construed, in substance, to constitute the agreement of the Parties and to provide the Parties the benefits afforded them under the terms of the Agreement that the Parties intended to enjoy in the first instance.

26.          No Waiver. It is agreed that failure of a Party at any time or from time to time to enforce any of the provisions of this Agreement shall not be construed to be a waiver of such provision or of such Party’s right to thereafter enforce each and every provision hereof.

27.          No Modification. This Agreement may be modified, amended or terminated only by mutual agreement in writing referring to this Agreement and signed by the Parties.

28.          Notices. All letters, notices, requests, demands, and other communication required or permitted to be given to the Parties pursuant to this Agreement shall be in writing, provided by electronic mail or next-day (excluding Saturday and Sunday) express delivery service and addressed as follows:

If to Live Oak Sponsor:

Live Oak Merchant Partners, LLC

4921 William Arnold Road

Memphis, TN 38117

Attention: Pittman Phillips

Email: IR@liveoakmp.com

If to Navitas:

Navitas Semiconductor Corporation

3520 Challenger Street

Torrance, CA 90503

Attention: General Counsel

Email: legal@navitassemi.com

with a copy (which shall not constitute notice) to:

Cozen O’Connor

150 South Fifth Street, Suite 1200

Minneapolis, MN 55402

Attention: Katheryn A. Gettman

Email: kgettman@cozen.com

[Remainder of Page Intentionally Left Blank; Signature Page(s) Follow(s)]

IN WITNESS WHEREOF, acting by and through their proper and duly authorized representatives, each Party has caused this Agreement to be duly executed and delivered and to become effective as of the Effective Date.

NAVITAS:

NAVITAS SEMICONDUCTOR CORPORATION

By:	/s/ Chris Allexandre
Name: Chris Allexandre
Title: Chief Executive Officer

LIVE OAK SPONSOR:

LIVE OAK SPONSOR PARTNERS II, LLC

By:	/s/ Adam J. Fishman
Name: Adam J. Fishman
Title: Managing Partner, Live Oak Merchant Partners, LLC

Signature Page to Settlement, Release and Amendment Agreement